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                                                                    EXHIBIT 4.01

                            MERRIMAC INDUSTRIES, INC.
                            2001 STOCK PURCHASE PLAN

         1. Purpose. The purpose of this 2001 Stock Purchase Plan ("Plan") is to provide an opportunity for employees of Merrimac Industries, Inc. (the "Company") and of its present and future Subsidiaries to purchase shares of Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with that section of the Code.

         2. Definitions. The following words have the following meanings unless a different meaning is plainly required by the context.

                  (a) "Agreement" means the Option Offer and Stock Purchase Agreement setting forth the terms and conditions pursuant to which shares of Common Stock may be purchased by an Employee under the Plan.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended.

                  (d) "Committee" means the Stock Purchase Plan Committee appointed under Section 4 to administer the Plan.

                  (e) "Common Stock" means the common stock, par value $0.01, of the Company.

                  (f) "Compensation" means regular fixed basic compensation in effect for an Employee on the date of the Agreement, and, at the discretion of the Committee, such discretion to be exercised uniformly with respect to all Employees, any bonus or overtime pay, but in all cases excluding any contribution to an employee benefit plan or other similar payment or contribution.

                  (g) "Employee" means any employee, including any officer, who has been in the service of the Company or of any Subsidiary which has been designated by the Company as a Subsidiary eligible to participate in the Plan for at least one consecutive year immediately prior to the date on which he enters into an Agreement with the Company hereunder, other than any employee working in a country whose laws make participation in the Plan impractical and/or illegal.

                  (h) "Fair Market Value" means, with respect to a share of the Common Stock on any date, (i) the closing sale price of the Common Stock on the American Stock Exchange on such date or (ii) if there is no sale of the Common Stock on such Exchange on such date, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

                  (i) "Interest" means interest at the rate of 5% a year.

                  (j) "Purchase Date" means the last day of a period of 27 months beginning with the date of the offer of an Agreement hereunder.

                  (k) "Subsidiary" means any corporation in which the Company owns directly or indirectly a majority of the issued and outstanding shares of stock.

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         3. Stock.

                  (a) The total number of shares of Common Stock which may be sold under the Plan shall not exceed 250,000 shares except to the extent of adjustments authorized by Section 6(a)(x). These shares may consist in whole or in part of unissued shares or treasury shares.

                  (b) If an Agreement entered into under the Plan shall expire or terminate for any reason, any unpurchased shares subject thereto shall (unless the Plan shall have been terminated) again be available for the purposes of the Plan.

         4. Administration. The Board shall appoint a Stock Purchase Plan Committee consisting of at least two members of the Board who shall serve at the pleasure of the Board. The Committee shall administer the Plan and shall, when and as authorized by the Board from time to time, offer to enter into an Agreement under the Plan with each Employee who elects to participate in the Plan and shall have the sole authority to interpret the Plan and any Agreement. All decisions made by the Committee shall be final.

         5. Number of Shares Which an Employee May Purchase. An Employee may elect to purchase pursuant to the terms of an Agreement entered into hereunder that number of shares of Common Stock having a Fair Market Value equal to such percentage of his Compensation as such Employee elects, up to 10% of his Compensation, but not more than that proportion of the total number of shares being offered as of the date of such Agreement equal to his Compensation divided by the aggregate Compensation of all Employees who elect to participate as of the date of such Agreements. Any fractional shares resulting from these calculations shall be eliminated. Such Employee may elect to purchase fewer than the total number of shares which he is entitled to elect under the preceding sentence. Notwithstanding the foregoing, no Agreement may be entered into hereunder between the Company and any Employee:

                  (a) if such Employee (or any other person whose stock ownership shall be attributed to such Employee pursuant to Section 424(d) of the
Code), immediately after execution of the Agreement, owns stock (including that which he may purchase under the Agreement and any other stock which the Employee may purchase under outstanding options and other Agreements) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries; or

                  (b) if such Agreement permits such Employee's rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds a Fair Market Value of $25,000 (determined at the time of offer of such Agreement or the granting of such option agreement, as the case may be) for any one calendar year.

         6. Terms and Conditions of Agreements.

                  (a) Agreements shall be in such form as the Committee shall from time to time approve and shall comply with the following terms and conditions:

                           (i) The purchase price per share shall not be less than the lesser of (A) 85% of the Fair Market Value of a share of Common Stock on the date designated by the Committee as the date that offers to enter into Agreements are made or (B) 85% of the Fair Market Value on the date such option is exercised.

                           (ii) The Employee in his Agreement shall direct the Company or the Subsidiary, as the case may be, to withhold from his Compensation, throughout the duration of the Agreement, amounts sufficient to accumulate over the term of the Agreement the aggregate purchase price of the shares which are covered by the Agreement.

                           (iii) The stated term of each Agreement shall be 27 months.

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                           (iv) The Agreement shall not be assignable or
         transferable except by will or by the laws of descent and distribution. During the lifetime of an Employee who is a party to such an Agreement the shares which are covered thereby may be purchased only by him.

                           (v) Subject to earlier purchase pursuant to Section 6(a)(vii) or (viii), each Agreement shall provide that the Employee on the Purchase Date shall purchase all of the shares covered thereby unless he shall have, in the manner provided for in the Agreement, notified the Company on or before the Purchase Date, that he does not desire to purchase any of such shares or that he desires to purchase fewer than all of such shares. Each Agreement shall also provide that on the Purchase Date the funds then on deposit for the Employee's account shall be applied to the purchase price of such shares, and that the excess, if any, over the purchase price of purchased shares shall forthwith be paid to the Employee.

                           (vi) Each Agreement shall provide that the Employee who has entered into it may at any time on or before the Purchase Date terminate the Agreement in its entirety by delivering written notice to the Company. Upon such termination all funds held for the Employee's account, plus Interest shall be paid promptly to the Employee within 30 business days.

                           (vii) Each Agreement shall provide that, after it has been in effect for at least 90 days and subject to Section 9, the Employee, from time to time (but no more than twice) prior to the Purchase Date, on written notice received by the Company at least five business days prior to the end of any calendar month, may elect to purchase on the last day of such month or of any subsequent month (unless the Purchase Date shall first occur) all or fewer than all of the shares covered by the Agreement.

                           (viii) If the employment by the Company and/or its Subsidiaries of an Employee who has entered into an Agreement hereunder shall terminate, the Agreement shall terminate immediately and within 30 business days of such termination the Employee shall be paid all funds held for the Employee's account, plus Interest; provided, however, that if any termination of employment is due to either normal, early or disability retirement under the Company's qualified plans, the Employee shall have the right within 30 days thereafter (or on or before the Purchase Date if it occurs before the expiration of such period) to elect to purchase all or fewer than all of the shares covered by the Agreement; and further provided, that if the Employee shall die while in the employ of the Company or a Subsidiary during the term of the Agreement, his estate, personal representative, or beneficiary shall have the right, at any time within 12 months of his death (or on or before the Purchase Date if it occurs before the expiration of such period), to elect to purchase all or fewer than all of the shares covered by the deceased employee's Agreement.

                           (ix) Each Agreement shall provide that the purchase price shall be payable in United States dollars upon any purchase of shares thereunder by transfers, to the extent required to cover the purchase price, of amounts held for the Employee's account, supplemented, if necessary, by payments from the Employee in the form of cash, certified check, bank draft or money order payable to the order of the Company.

                           (x) If there shall be any increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or a consolidation or reclassification of shares, or the payment of a stock dividend, appropriate adjustments shall be made by the Board in the aggregate number of shares subject to the Plan, the formula determining the number of shares with respect to which Agreements may be entered into with any particular Employee and the number of shares and price per share subject to outstanding Agreements, provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

                           (xi) If the Company shall be the surviving or resulting corporation in any merger or consolidation, any Agreement entered into under the Plan shall apply to the shares to which a holder of the number of shares of Common Stock covered by the Agreement would have been entitled.

                  (b) Agreements under the Plan may contain such other provisions as the Committee may deem appropriate, provided such other provisions do not violate any applicable statute or regulation, apply uniformly to all Employees and are not inconsistent with the terms of the Plan.


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         7. Rights as a Stockholder. An Employee who is a party to an Agreement entered into hereunder shall have no rights as a stockholder with respect to shares covered by such Agreement until the date of the issuance of the shares to him. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

         8. Employee Representations. If, at the time of any purchase under an Agreement under the Plan, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable law or regulation relating to the sale of securities, that the Employee shall agree that he will purchase the shares that are subject to the Agreement for investment and not with any present intention to resell the same, the employee will, upon the request of the Company, execute and deliver to the Company an agreement to such effect.
         9. Effective Date of Plan. The Plan became effective on April 20, 2001, subject to approval within 12 months of adoption by the holders of a majority of the shares of the Common Stock present in person or by proxy at any special or annual meeting of the stockholders. Agreements may be entered into following such date, provided that they shall expressly provide that no shares may be issued thereunder unless and until the Plan shall have been approved by stockholders.
         10. Term of Plan. No offer to enter into an Agreement shall be made pursuant to the Plan after April 19, 2011. The Board may terminate the Plan at any time, provided, however, that any such termination shall not affect any Agreement then outstanding under the Plan.

         11. Amendment of Plan. The Board may amend the Plan at any time, and from time to time, provided, however, that, without the further approval of the holders of a majority of the shares of the Common Stock present in person or by proxy at any special or annual meeting of the stockholders, the Board may not
(a) increase (other than by adjustments provided in Section 6(a)(x)) the maximum number of shares which may be covered by all Agreements entered into under the Plan (either in the aggregate or with respect to any individual) or (b) change the persons or category of persons eligible to participate in the Plan.



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